                                                                    Exhibit 99.2

                           P R E S S   R E L E A S E
                           -------------------------


              Microsemi Completes Acquisitions; Raises Guidance
               and Effects 2-for-1 Stock Split as of Close Today


Irvine, CA - (BusinessWire) August 28, 2001 - Microsemi Corporation (Nasdaq:
MSCC), today announced raising of the median of its revenue guidance, in part as a result of the previously reported closings of the acquisitions of the assets of Compensated Devices Inc. (CDI) and New England Semiconductor Corporation
(NES), and the deferred ex-dividend date of tomorrow.

Acquisitions
------------

The acquisitions are believed to strengthen Microsemi's position in the growing military, space and medical markets, but are not the sole reason for the revised expectations. The acquisitions were completed for $11.5 million and $9.1 million for CDI and NES respectively, in cash and notes and assumption of debt and other obligations.

CDI had specialized in high reliability space and military qualified diode, rectifier, and Schottky products utilizing a proprietary high temperature glass sealing process. CDI's customers included Lockheed/Martin, Litton, Raytheon, Honeywell, Rockwell and Hughes Aircraft. New England Semiconductor was a manufacturer of aerospace grade bipolar transistors for JAN-S certified, MIL-S-19500 and ISO9001 qualified products. NES's customers included Hughes Space and Com, Rockwell, Lockheed/Martin, Boeing and Honeywell.

Since the acquisitions were completed mid-quarter they are expected to have only a modest impact on revenues and earnings for the fourth quarter and are expected to be more accretive in subsequent quarters.

Outlook
-------

Overall demand in our impacted markets seems to be stabilizing, though uncertainty still exists. As we have discussed, we have been refocusing Microsemi's resources on higher margin and higher growth application-specific products. Also as part of our gross margin improvement program we continue to exit lower margin commodity businesses. The impact of this strategy has been to improve our expectations for long term operating results. We believe this to be the best strategy to enhance shareholder value for now, and the future, whenever the overall macroeconomic downturn returns to the robustness of a year ago.

As the result of the acquisitions and the above factors, including our goal to improve gross margins irrespective of market conditions, the company is raising the range of its revenue guidance from $57 to $61 million, to $57 to $62 million, and reconfirming the following guidance given in our last earnings conference call:

                                  - (more) -

Microsemi Completes Acquisitions; Raises Guidance and Effects 2-for-1 Stock Split as of Close Today/2



 .  Gross Margins are expected to increase by 25 to 75 basis points in the fourth quarter over the third quarter gross margins of 34.1%.
 .  SG&A spending to remain flat with the third quarter.
 .  R&D spending in the fourth quarter is expected to increase by 25 basis points over the third quarter.
 .  The tax rate for the fourth quarter is expected to be 33%.

2-for-1 Stock Split
-------------------

All transferees of record of Microsemi's Common Stock, after August 14, 2001 hold due bills that entitle them to the distribution of a 2-for-1 stock split as of immediately after the markets close on August 28, 2001. Tomorrow will be the deferred ex-dividend date of the 2-for-1 stock split, and Common Stock prices will adjust on account of new due bills ceasing to be written. Before effecting any prior orders on the ex-date, all investors should correct any open orders to correctly reflect the price and quantity of shares after the 2-for-1 stock split and later confirm that their account balances reflect the stock split. Before the opening of the Nasdaq Stock Market on the ex-dividend date, the Company will make a more formal announcement with more details.

About Microsemi

Microsemi is a leading designer, manufacturer and marketer of analog, mixed-signal and discrete semiconductors. The company's semiconductors manage and regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi products include individual components as well as complete circuit solutions that enhance customer designs by providing battery optimization, reducing size or protecting circuits. Markets the company serves include mobile connectivity, computer/peripherals, telecommunications, medical, industrial/commercial, space/satellite and military.

More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.
                         ------------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as the difficulties regarding the making of estimates and projections, hiring and retention of qualified technical personnel in a competitive labor market, acquiring and integrating new operations or assets, rapidly changing technology and product obsolescence, the ability to realize cost savings or productivity gains, the ability to improve capacity utilization, potential cost increases, the strength and competitive pricing environment of the marketplace, demand for and acceptance of the company's products, the results of planned development, marketing and promotional campaigns, changes in demand for products, difficulties of foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, business and economic conditions or adverse changes in current or expected industry conditions, customer order preferences, and fluctuations in market prices of the company's common stock, difficulties in implementing company strategies, environmental matters, litigation, difficulties protecting proprietary rights, and inventory obsolescence. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties and risks identified in the Company's most recent Form 10-K filed on December 21, 2000, and the final prospectus on Form S-3 filed on June 1, 2000, by the Company with the Securities and Exchange Commission. The Company does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.